LOMBARD HEIGHTS APARTMENTS
                          DEVELOPMENT AGREEMENT

	This Development Agreement is made and entered into as of October __, 1998 between Lombard Partners, L.P., a Missouri limited partnership (the "Partnership"), and Cunningham-Warren Properties, L.L.C., a Kansas limited liability company (the "Developer").

	Cunningham-Warren Properties, L.L.C., a State of Missouri limited liability company, and (the "General Partner") and BCTC 94, Inc., a Massachusetts corporation (the "Special Limited Partner") and Boston Capital Tax Credit Fund IV, L.P. a Massachusetts limited partnership (the "Investment Partnership or the Fund"), have entered into that certain Lombard Partners, L.P. Amended and Restated Agreement of Limited Partnership of the Partnership (the "Partnership Agreement"), to (i) continue the Partnership; (ii) admit the Special Limited Partner as the Special Limited Partner and the Fund as a Limited Partner of the Partnership; (iii) reassign Interests in the Partnership; (iv) provide for the withdrawal of the withdrawing limited partner; and (v) set forth all of the provisions governing the Partnership; and

	WHEREAS, the Partnership has been formed to acquire, construct, rehabilitate, develop, own, maintain, and operate a 24-unit multi-family rental housing development intended for rental to individuals of low and moderate income, known as Lombard Heights Apartments and located in Springfield, Missouri (the "Apartment Complex"); and

	WHEREAS, the Partnership desires to appoint the Developer to provide certain services for the Partnership with respect to overseeing the acquisition, construction, development and/or rehabilitation of the Apartment Complex until the acquisition, construction, development and/or rehabilitation work is completed, including ratifying and confirming certain services provided by the Developer prior to the date of this Agreement.

	NOW, THEREFORE, in consideration of the foregoing, of the mutual promises of the parties hereto and of other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, it is agreed as follows:

	1. APPOINTMENT. The Partnership hereby appoints the Developer to render services for the Partnership in supervising and overseeing the acquisition, construction, development and/or rehabilitation of the Apartment Complex as herein contemplated, and ratifies and confirms the services of such nature performed by the Developer for the Partnership prior to the date of this Agreement.

	2.  AUTHORITY AND OBLIGATIONS.

	(a) In conformity with the provisions of the Partnership Agreement, the Developer has performed certain services related to the acquisition, construction, development and/or rehabilitation of the Apartment Complex and shall oversee the acquisition, construction, development and/or rehabilitation of the Apartment Complex, and shall perform the services and carry out the responsibilities with respect to the Apartment Complex as are set forth herein, and such additional duties and responsibilities and are designated from time to time by the General Partner.

	(b) The Developer's services shall be performed in the name and on behalf of the Partnership and shall consist of the duties set forth in the following subparagraphs of this
Section 2(b) and as provided elsewhere in this Agreement; provided, however, that if the performance of any duty of the Developer set forth in this Agreement is beyond the reasonable control of the Developer, the Developer shall nonetheless be obligated to (i) use its best efforts to perform such duty and
(ii) promptly notify the Partnership that the performance of such duty is beyond its reasonable control. The Developer has performed or shall perform the following:

	(i) Negotiate and assist the structuring of the Apartment Complex by the Partnership;

	(ii) Negotiate and cause to be executed in the name and on behalf of the Partnership agreements for architectural, engineering, testing or consulting services for the Apartment Complex, and any agreements for the construction and/or rehabilitation of any improvement or tenant improvements to be constructed and/or rehabilitated or installed by the Partnership or the furnishing of any supplies, materials, machinery or equipment therefor, or any amendments thereof, provided that no agreement shall be executed nor binding commitment made until the terms and conditions thereof and the party with whom the agreement is to be made shall have been approved by the Partnership unless the terms, conditions, and parties comply with guidelines issued by the General Partner concerning such agreements;

	(iii)  Assist the Partnership in dealing with
neighborhood groups, local organizations, abutters and other parties in interest in the development of the Apartment Complex;

	(iv) Provide the initial equity funding for the construction and/or rehabilitation of the Apartment
Complex;

	(v)  Establish and implement appropriate
administrative and financial controls for the design and construction and/or rehabilitation of the Apartment
Complex, including but not limited to:

		(A)  coordination and administration of the
Apartment Complex by the architect, general contractor, and other contractors, professionals and consultants employed in connection with the design and construction and/or rehabilitation of the Apartment Complex:

		(B) administration of any construction and/or rehabilitation contracts on behalf of the Partnership;

		(C) participation in conferences and the rendering of such advice and assistance as will aid in developing economical, efficient and desirable design and construction and/or rehabilitation procedures;

		(D) the rendering of advice and recommendations as to the selection procedures for the selection of subcontractors and suppliers;

		(E) the review and submission to the Partnership for approval of all requests for payments under any architectural agreement, general contractor's agreement, or any loan agreements with any lending institutions providing funds for the benefit of the Partnership for the design or construction and/or rehabilitation of any improvement;

		(F) the submission of any suggestions or request for changes which could in any reasonable manner improve the design, efficiency or cost of the Apartment Complex;

		(G) applying for and maintaining in full force and effect any and all governmental permits and approvals required for the lawful construction and/or rehabilitation of the Apartment Complex;

		(H) compliance with all terms and conditions applicable to the Partnership or the Apartment Complex contained in any governmental permit or approval required or obtained for the lawful construction and/or rehabilitation of the Apartment Complex, or in any insurance policy affecting or covering the Apartment
Complex;

		(I)  furnishing such consultation and advice
relating to the construction, rehabilitation and/or development of the Apartment Complex as may be reasonably requested from time to time by the Partnership;

		(J) keeping the Partnership fully informed on a regular basis of the progress of the design and construction and/or rehabilitation of the Apartment
Complex, including the preparation of such reports as are provided for herein or as may be reasonably be requested by the Partnership;

		(K)  giving or making the Partnership's
instructions, requirements, approvals and payments provided for in the agreements with the Apartment Complex architect, general contractor, and other contractors, professionals and consultants retained for the Apartment Complex; and

		(L) at the Partnership's expense, on behalf of, and as the attorney-in-fact for, the Partnership, filing any notices of completion required or permitted to be filed upon the completion of any improvement(s) and taking such actions as may be required to obtain a certificate of substantial completion;

	(vi) Assist the Partnership in obtaining access to utilities and required zoning approvals;

	(vii)  Inspect the progress of the course of
construction and/or rehabilitation of the Apartment
Complex, including verification of the materials and labor being furnished to and on such construction, so as to be fully competent to approve or disapprove requests for payment made by the Apartment Complex architect and the general contractor, or by any other parties with respect to the design and construction and/or rehabilitation of the Apartment Complex, and in addition to verify that the same is being carried out substantially in accordance with the plans and specifications approved by the Partnership or, in the event that the same is not being so carried out, to promptly so notify the Partnership;

	(viii) If requested to do so by the Partnership, perform on behalf of the Partnership all obligations of the Partnership with respect to the design and construction and/or rehabilitation of the Apartment Complex contained in any loan agreement or security agreement entered into in connection with any financing for the Apartment Complex, or in any lease or rental agreement relating to the space in the Apartment Complex, or in any agreement entered into with any governmental body or agency relating to the terms and conditions of such constructions, provided that copies of such agreements have been provided by the Partnership to the Developer or the Partnership has otherwise notified the Developer in writing of such obligations;

	(ix)  To the extent requested to do so by the
Partnership, prepare and distribute to the Partnership a critical path schedule, and periodic updates thereto as necessary to reflect any material changes, but in any event not less frequently than quarterly, other design or construction and/or rehabilitation cost estimates as required by the Partnership, and financial accounting reports, including monthly progress reports on the quality, progress and cost of construction and/or rehabilitation and recommendations as to the drawing of funds from any loans arranged by the Partnership to cover the cost of design and construction and/or rehabilitation of the Apartment
Complex;

	(x)  Assist the Partnership in obtaining and
maintaining insurance coverage for the Apartment Complex, the Partnership and its employees during the development phase of the Apartment Complex, in accordance with an insurance schedule approved by the Partnership, which insurance shall include general public liability insurance covering claims for personal injury, including but not limited to bodily injury, or property damage, occurring in or upon the Property or the streets, passageways, curbs and vaults adjoining the Property. Such insurance shall be in a liability amount approved by the Partnership;

	(xi) During the construction and/or rehabilitation and development period of the Apartment Complex, comply with all applicable present and future laws, ordinances, orders, rules, regulations and requirement (hereinafter called "laws) of all federal, state and municipal governments, courts, departments, commissions, boards and offices, any national or local Board of Fire Underwriters or Insurance Services Offices having jurisdiction in the county in which the Apartment Complex is located or any other body exercising functions similar to those of any of the foregoing, or any insurance carriers providing any insurance coverage for the Partnership or the Apartment
Complex, which will be applicable to the Apartment Complex or any part thereof. Any such compliance undertaken by the Developer on behalf of and in the name of the Partnership, in accordance with the provisions of this Agreement, shall be at the Partnership's expense. The Developer shall likewise ensure that all agreements between the Partnership and independent contractors comply with all such applicable laws;

	(xii) Assemble and retain all contracts, agreements and other records and data as may be necessary to carry out the Developer's functions hereunder. Without limiting the foregoing, the Developer will prepare, accumulate and furnish to the General Partner and the appropriate governmental authorities, as necessary, data and information sufficient to identify the market value of improvement in place as of each real property tax lien date, and will make application for appropriate exclusions from the capital costs of the Apartment Complex for purposes of real property ad valorem taxes;

	(xiii) Coordinate and administer the design and construction and/or rehabilitation of all interior tenant improvements to the extent required under any leases or other occupancy agreements to be constructed and/or rehabilitated or furnished by the Partnership with respect to the initial leasing of space in the Apartment Complex, whether involving building standard or non-building standard work;

	(xiv) Use its best efforts to accomplish the timely completion of the Apartment Complex in accordance with the approved plans and specifications and the time schedules for such completion approved by the Partnership;

	(xv) At the direction of the Partnership, implement any decisions of the Partnership made in connection with the design, development and construction and/or rehabilitation of the Apartment Complex or any policies and procedures relating thereto, exclusive of leasing activities; and

	(xvi) Perform and administer any and all other services and responsibilities of the Developer which are set forth in any other provisions of this Agreement, or which are requested to be performed by the Partnership and are within the general scope of the services described herein.

	(c) Notwithstanding any provisions of this Agreement, the Developer shall not take any action, expend any sum, make any decision, give any consent, approval, or authorization or incur any obligation with respect to any of the following matters unless and until the same has been approved by the General Partner:

		(i)  Approval of all construction and/or
rehabilitation and architectural contracts and all architectural plans, specifications and drawings prior to the construction and/or rehabilitation and/or alteration of any improvements contemplated thereby, except for such matters as may be expressly delegated in writing to the Developer by the General Partner;

		(ii)  Any proposed change in the work of the
construction and/or rehabilitation of the Apartment
Complex, or in the plans and specifications therefor as previously approved by the General Partner, or in the cost thereof, or any change which would affect the design, cost, value or quality of the Apartment Complex, except for such matters as may be expressly delegated in writing to the Developer by the General Partner; or

		(iii) Expending an amount greater than the amount which the Developer in good faith believes to be fair and reasonable market value at the time and place of contracting for any good purchased or leased or services engaged on behalf of the Partnership or otherwise in connection with the Apartment Complex.

	3.  ACCOUNTS AND RECORDS.

	(a) The Developer, on behalf of the Partnership, shall keep such books of account and other records as may be required and approved by the General Partner, including, but not limited to, records relating to the costs for which construction and/or rehabilitation advances have been requested and/or received. The Developer shall keep vouchers, statements, receipted bills and invoices and all other records, in the form approved by the General Partner, covering all collections, if any, disbursements and other data in connection with the Apartment Complex prior to final completion of construction and/or rehabilitation. All accounts and records relating to the Apartment Complex, including all correspondence, shall be surrendered to the Partnership upon demand without charge therefor.

	(b) All books and records prepared or maintained by the Developer shall be kept and maintained at all times at the place or places approved by the General Partner, and shall be available for the subject to audit, inspection and copying by the management agent for the Apartment Complex, the General Partner or any representative or auditor therefor or supervisory or regulatory authority, at the times and in the manner set forth in the Partnership Agreement of the Partnership.

	4. DEVELOPMENT FEE. For services performed and to be performed under Sections 1 and 2 of this Agreement, the Partnership agrees to pay the Developer a Development Fee in the amount of $213,185, in accordance with Section 8.10 of the Partnership Agreement. The entire Development Fee shall be deemed earned as and when the services specified herein shall have been rendered and in any event shall have been earned upon the latest to occur of: (i) Substantial Completion, (ii) Cost Certification and (iii) Final Closing. The Development Fee shall be deferred and paid in accordance with Section 11.03A or Section 11.04A of the Partnership Agreement; or, if not sooner paid, on October 1, 2008. In the event the Development Fee is not paid in full by October 1, 2008, then the General Partner shall make a Special Capital Contribution to the Partnership in accordance with Section 5.01 of the Partnership Agreement.

	5. WITHHOLDING OF FEE PAYMENTS. In the event that (a) the General Partner or any successor General Partner shall not have substantially complied with any material provisions under this Agreement or the Partnership Agreement, or (b) any financing commitment of any lender of the Partnership, or any agreement entered into by the Partnership for financing related to the Apartment Complex, shall have terminated prior to their respective termination date(s), or (c) foreclosure proceedings shall have been commenced against the Apartment Complex, then (i) the Developer shall be in default under this Agreement and the General Partner shall be in default under the Partnership Agreement, and the Partnership shall withhold payment of any installment of the Development Fee payable pursuant to Section 4 of this Agreement and Section 8.10 of the Partnership Agreement, and (ii) the General Partner shall be liable for the Partnership's payment of any and all installments of the Development Fee payable pursuant to Section 4 of this Agreement and Section 8.10 of the Partnership Agreement, to the extent that the Fund has withheld any Installment(s) pursuant to Section 5.03 of the Partnership Agreement as a result of any default as described above.

	All amounts so withheld by the Partnership under this
Section 5 or Section 8.12 of the Partnership Agreement shall be promptly released only after the Developer and/or the General Partner has cured the default justifying the withholding, as demonstrated by evidence reasonably acceptable to the Special Limited Partner.

	6. ASSIGNMENT OF FEES. The Developer shall not assign, pledge or otherwise encumber, for security or otherwise, the Development Fee set forth above to be made by the Partnership, or any portion(s) thereof or any of their right(s) thereto, without prior Notice to the Fund.

	7. SUCCESSORS AND ASSIGNS, TERMINATION. This Agreement shall be binding on the parties hereto, their heirs, successors, and assigns. However, this Agreement may not be assigned by any party hereto without the Consent of the Special Limited Partner, nor may it be terminated without the Consent of the Special Limited Partner. In the event that (a) the Interests of the General Partner as General Partner is converted, transferred or reduced, pursuant to Section 6.03 of the Partnership Agreement, or (b) the General Partner or its successor(s) is removed from the Partnership pursuant to Section 8.13 of the Partnership Agreement, any further payment of installments of the Development Fee pursuant to Section 4 above shall be governed by such Sections 6.03 and 8.13, as applicable.

	8. DEFINED TERMS. Capitalized terms used in this Agreement and not specifically defined herein shall have the same meanings assigned to them as in the Partnership Agreement.

	9. SEPARABILITY OF PROVISIONS. Each provision of this Agreement shall be considered separable and if for any reason any provision which is not essential to the effectuation of the basic purposes of this Agreement is determined to be invalid and contrary to any existing or future law, such invalidity shall not impair the operation of or affect those provisions of this Agreement which are valid.

	10. NO CONTINUING WAIVER. The waiver by any party of any breach of this Agreement shall not operate or be construed to be a waiver of any subsequent breach.

	11. APPLICABLE LAW. This Agreement shall be construed and enforced in accordance with the laws of the state of Missouri.

	12. NOTICES. Any notice required to be given to the parties under this Agreement shall be sent to the addresses set forth in the first paragraph hereof.

	IN WITNESS WHEREOF, the parties have caused this Development Agreement to be duly executed as of the date first written above.

			PARTNERSHIP:

			LOMBARD PARTNERS, L.P.

					CUNNINGHAM-WARREN PROPERTIES, L.L.C.
					as General Partner

					BY: /s/  Hollis O. Cunningham
						Hollis O. Cunningham, Manager


					DEVELOPER:

CUNNINGHAM-WARREN
PROPERTIES, L.L.C.

BY:/s/  Hollis O. Cunningham
	Hollis O. Cunningham, Manager